EXHIBIT 10.7


                          MERCURY WASTE SOLUTIONS, INC.

                              SHAREHOLDER AGREEMENT


         This Agreement (the "Agreement"), effective as of January 4, 1996, is entered into by and among BRAD J. BUSCHER ("Buscher"), having an address at c/o Bankers American Capital Corporation, 302 North Riverfront Drive, Mankato, Minnesota 56001, and MARK EDLUND ("Edlund"), having an address at P.O. Box 130817, Roseville, MN 55113 (each of the shareholders is sometimes individually referred to as a "Shareholder" and the Shareholders are sometimes collectively referred to as the "Shareholders"), and MERCURY WASTE SOLUTIONS, INC., a Minnesota corporation (the "Corporation").

         WHEREAS, the Shareholders constitute all of the shareholders of the Corporation, and Buscher owns 68 shares of the common stock of the Corporation and Edlund owns 32 shares of the common stock of the Corporation (the Corporation's common stock, 1(cent) par value, is hereinafter referred to as the "Shares");

         WHEREAS, the Shareholders and the Corporation believe it to be in their best interest to provide for restrictions on transfers of shares and for certain call rights to provide for the purchase of Shares held by Edlund upon the occurrence of certain events, and to provide for certain inclusion rights for the benefit of Edlund in the event that Buscher sells his Shares to a third party;

         WHEREAS, the Board of Directors of the Corporation has unanimously adopted a resolution approving this Agreement, determining that it is in the best interests of the Corporation and authorizing appropriate corporate officers to execute this Agreement and to do all acts and things necessary or advisable to carry out its terms.

         NOW, THEREFORE, in consideration of the mutual covenants and agreement hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholders agree with each other as follows:

         1. RESTRICTION ON TRANSFERS/SUBCHAPTER S STATUS. Except as otherwise provided in this Agreement, a Shareholder may not in any manner transfer, sell, assign, hypothecate, mortgage, pledge or otherwise dispose of or encumber any of his Shares. No Shareholder shall transfer any Shares or engage in any transaction, voluntarily or involuntarily, that would cause the Corporation to lose its status as an S Corporation under the Internal Revenue Code of 1986, as amended. The Corporation shall not transfer on its books any Shares or issue any certificates on account or in lieu thereof unless the terms and conditions of this Agreement have been complied with. Any purported Transfer in violation of this Agreement shall be invalid and shall vest no right, title, or interest in the transferee vis-a-vis the Corporation, and the Corporation shall not be required to recognize such transferee as a Shareholder.

         2. LEGEND. All certificates evidencing Shares of the Corporation now owned by the Shareholders or hereafter issued to them or to any subsequent transferee of Shares once owned by them shall bear the following legend, but the absence of this legend on any certificate shall not make this Agreement unenforceable:

         "Any sale, assignment, transfer, pledge or other disposition of the shares evidenced by this Certificate, whether voluntary or involuntary, is subject to the terms of a Shareholder Agreement dated January 4, 1996, a copy of which is on file in the executive offices of this Corporation."

         3. RIGHTS OF INCLUSION. If Buscher desires to sell or otherwise dispose of his Shares during his lifetime, he shall not be subject to the restrictions of Section 1 hereof, provided, however, that he must give thirty (30) days notice (the "Seller's Notice") to Edlund or any other Shareholder (collectively referred to as the "Minority Shareholders") of his intention to so sell. The Minority Shareholders are hereby granted the right and option to have their respective Shares included, on a pro rata basis, in any sale or disposition of Shares by Buscher upon the same terms and conditions as Buscher. Buscher covenants and agrees to notify any and all proposed transferees and purchasers of the option granted to the Minority Shareholders hereby at the time such offer to purchase is being discussed and negotiated. Each of the Minority Shareholders shall have period of ten (10) days after receipt of the Seller's Notice during which to deliver written notice to Buscher of his election to exercise his option hereunder. In the event a Minority Shareholder fails to so notify Buscher within said ten day period, Buscher shall have no obligation to include in such sale or disposition the Shares of such Minority Shareholder. This Section 3 shall not apply to: (i) the transfer of Shares by Buscher to Joel Gottesman, or to members of Buscher's immediate family (defined for the purposes hereof as Buscher's spouse, parents, children, natural or adopted, grandchildren, or siblings) or a trust or trusts with said persons as beneficiary or beneficiaries for estate planning purposes, or a charitable trust formed by a Shareholder with a nonprofit or section 503 corporation as the beneficiary provided that any such transferee shall become bound by the provisions of this Agreement with respect to such transferred Shares, or (ii) any Transfer to an entity controlled by Buscher.

         4. PRE-EMPTIVE RIGHTS. During the term of this Agreement, the Corporation grants the contractual pre-emptive rights to Buscher and Edlund as provided in this Agreement. If the Corporation intends to issue additional Shares, or shares of capital stock of another class, for cash consideration, the Corporation agrees to offer to sell to Buscher and Edlund on a pro rata basis (determined as hereinafter specified), additional Shares, or shares of such additional class, on the same terms and conditions as the Corporation offers to a third party. The pre-emptive rights granted hereunder shall not apply to additional Shares or to any other class of stock issued in connection with any merger, consolidation, reorganization, stock for stock exchange, substantial investment by an unrelated private third party, registration of the Corporation's shares as described in Section 10(e) hereof, or other similar transaction. The Corporation may establish from time to time certain procedures applicable to the Shareholders which relate to the exercise of the pre-emptive rights provided hereunder. If the Corporation issues additional Shares to which the Shareholders are entitled to subscribe hereunder, the pro rata determination will be based on the percentage of outstanding Shares then held by each Shareholder. If the Corporation issues one or more additional classes of capital stock, the pro rata determination for the first such issuance shall be based on the percentage of outstanding Shares then held by each Shareholder, and thereafter additional issuances of shares of such new class will be determined in proportion of the shares of such new class then held by the Shareholders. It is anticipated that the Corporation may offer stock options and issue shares of capital stock to certain key management employees not to exceed ten percent (10%) of the total capitalization, and Buscher and Edlund agree that upon the issuance of such shares or stock options the preemptive rights set forth in this
Section 4 shall not apply.

         5. CORPORATION'S CALL RIGHTS. At any time after January 4, 2001, Corporation shall have the right but not the obligation, to call any or all of the Shares held by Edlund and require Edlund to sell to Corporation or Buscher such Shares (the "Call Right"). The Corporation shall give Edlund ten days written notice of its intent to exercise the Call Right. The Shares shall be purchased at the Purchase Price and on the terms as set forth in Sections 8 and 9 hereof. If the Corporation is unable to perform its obligations under the Call Rights, the Corporation may assign its rights and obligations with respect to the Call Rights to Buscher who may exercise such rights and perform such obligations of the Corporation with respect to the Call Rights.

         6. CALL RIGHT UPON OCCURRENCE OF CERTAIN EVENTS.

                  6.1 TRIGGERING EVENTS. Upon the occurrence of any of the Triggering Events (defined below), the Corporation shall have the right, but not the obligation, to call any or all of the Shares held by Edlund, and require Edlund, or the executor or administrator of Edlund's estate, as the case may be, to sell to Corporation such Shares (the "Termination Call Right"). The Corporation shall give Edlund ten days written notice of its intent to exercise the Termination Call Right. Failure to give such ten days notice shall be deemed an election not to exercise the Termination Call Right. The Shares shall be purchased at the Purchase Price and on the terms as set forth in Sections 8 and 9 hereof. If the Corporation is unable to perform its obligations under the Termination Call Rights, the Corporation may assign its rights and obligations with respect to the Termination Call Rights to Buscher who may exercise such rights and perform such obligations of the Corporation with respect to the Termination Call Rights. For purposes of this Agreement, Triggering Events shall mean any of the following:

                  (a) Corporation terminates Edlund's employment with the Corporation;

                  (b) Edlund resigns as an employee and/or officer of the Corporation;

                  (c) the disability or incompetency of Edlund, as determined pursuant to Section 5.1(a)(ii) of that certain Employment Agreement dated as of January 4, 1996, between Corporation and Edlund, as amended from time to time, or a similar provision in any superseding employment agreement between the Corporation and Edlund;

                  (d) the marital dissolution or legal separation of Edlund from his spouse, whereby Edlund is required by judicial decree, separate maintenance agreement, settlement agreement or otherwise to Transfer or encumber all or part of Edlund's Shares;

                  (e) Edlund's Shares, or any portion or interest therein, are involuntarily sold, transferred, encumbered or otherwise disposed of, or an involuntary sale, transfer, encumbrance or disposal is threatened by any third person (including without limitation Craig Beeson, Donald Seiler, Michael Seiler or Resource Technology, Inc.), whether by (i) sale upon the execution or in foreclosure of any pledge, hypothecation, lien or charge (except a pledge, hypothecation, lien or charge granted to a Shareholder or the Corporation); (ii) acquisition of an interest therein by a trustee in bankruptcy or a receiver; or (iii) any other means (collectively, "Involuntary Disposition"); or

                  (f) breach by Edlund of his obligations pursuant to this Shareholder Agreement.

                  6.2 DEATH OF EDLUND. Upon the death of Edlund, the Corporation shall purchase all of the Shares held by Edlund and shall so direct the executor or administrator of Edlund's estate. The Shares shall be purchased at the Purchase Price and on the terms as set forth in Sections 8 and 9 hereof. If the Corporation is unable to perform its obligations under this Section 6.2, the Corporation shall assign its rights and obligations to Buscher who may exercise such rights and perform such obligations of the Corporation with respect hereto.

         7. CLOSING. At any closing of the sale of Edlund's Shares ("Closing") pursuant to this Agreement, Edlund or his legal representative shall represent and warrant to each purchaser that the purchaser shall receive good and marketable title to the Shares being purchased and that such Shares are free from all liens, encumbrances or interests of third parties at the time of closing.

         8. DETERMINATION OF PURCHASE PRICE. Shares to be purchased by the Corporation or Buscher pursuant to any of the provisions set forth in this Agreement will be purchased at their fair market value (the "Purchase Price") (subject to reduction under Section 13.3(a) hereof), such value to be determined by an appraiser preselected by the parties involved. If the parties cannot unanimously agree on an appraiser, Edlund or the personal representative of Edlund's estate or his legal representative shall nominate an appraiser and the Corporation or Buscher, whichever is purchasing the Shares, shall nominate an appraiser. The appraisal shall be determined by the single, agreed-upon appraiser or, if two appraisers, shall be the average of the appraisals of the two appraisers. The appraisal is to be determined on a per share basis.

         9. PAYMENT OF PURCHASE PRICE. The Corporation, or Buscher, as the case may be, (a "Purchaser") shall pay to Edlund the Purchase Price in cash at the time of the Closing, or at Purchaser's sole option, by delivering a promissory note payable to Edlund in the principal amount of the Purchase Price (the "Note"), which Note shall bear interest at a fixed rate equal to ten percent (10%) per annum, and shall be payable as follows: (i) if the Closing occurs before January 1, 1999 no payments shall be made on the Note until after January 1, 1999 in accordance with clause (ii) below, provided, however, that the Note shall accrue interest from the date of the Closing, and (ii) from and after January 1, 1999, if the Purchase Price is $500,000 or less, the Note shall be fully amortized and payable over a three year term, and if the Purchase Price is greater than $500,000, the Note shall be fully amortized and payable over a five year term. The Shares purchased by the Corporation, or Buscher, as the case may be, shall be pledged to Edlund or the personal representative of Edlund's estate, to secure the Corporation's, or Buscher's, obligations under the Note.

         10. TERM OF AGREEMENT. This Agreement, and all provisions herein including without limitation the preemptive rights set forth in Section 4 hereof, shall terminate upon the happening of any of the following events:

                  (a) at such time as there is only one Shareholder of the Corporation;

                  (b) entry of an order for relief with respect to the Corporation under the Federal Bankruptcy Code, the execution by the Corporation of any assignment for the benefit of creditors or the appointment of a receiver of the Corporation.

                  (c) the dissolution or liquidation of the Corporation; or

                  (d) the written agreement of the Shareholders; or

                  (e) if the Corporation registers a class of equity securities pursuant to Section 12, or becomes subject to Section 15(d), of the Securities Exchange Act of 1934; or

                  (f) twenty years after the death of the last of the original Shareholders (or permitted transferee under Section 3 hereof) named herein.

         11. INABILITY TO PURCHASE SHARES. If the Corporation is unable to purchase the Shares pursuant to this Agreement because of a determination that the Corporation will be unable to pay its debts in the ordinary course of business as a consequence of the purchase of the Shares, Buscher shall have the right, but not the obligation, to purchase the Shares on the same terms and conditions as would otherwise apply to a purchase of such Shares by the Corporation.

         12. INSURANCE. The Corporation and/or Buscher may insure the life of Edlund for an amount designated from time to time by the Board of Directors or as determined by Buscher if purchasing such insurance, as applicable. The Corporation and/or Buscher, as applicable, shall have the right to obtain, change, modify, terminate, reduce or increase insurance coverage on the life of Edlund whenever, in the opinion of the Board of Directors or Buscher, as applicable, such action may be appropriate to carry out its or his obligations under this Agreement. If the amount of insurance carried by the Corporation or Buscher on the life of Edlund at the time of his death exceeds the total Purchase Price for the Edlund's Shares to be purchased, the balance of such insurance proceeds shall continue to be the property of the Corporation or Buscher, as applicable.

         13. SHAREHOLDER COVENANTS.

                  13.1 RESTRICTION ON SOLICITING BUSINESS AND EMPLOYEES OF COMPANY. Edlund covenants and agrees that while he is a Shareholder and for a period of five (5) years immediately thereafter, he will not (i) except as it may be required in the course of his employment with the Corporation, either directly or indirectly, call on, solicit or take away, or attempt to call on, solicit or take away any existing or prospective customer, vendor, client or account of the Corporation, or cause such customer, client, vendor or account to divert, terminate or limit or in any manner modify or fail to enter into any actual or potential business relationship with the Corporation; or (ii) with respect to any individual who is at such time, or who was at anytime within the twelve (12) month period immediately prior to such time, in the employ of the Corporation, either directly or indirectly employ or attempt to employ, assist anyone else to employ or solicit, induce or otherwise attempt to cause such individual to leave the employment of the Corporation. The parties hereby intend and agree that this Section
         13.1 shall be in addition to, and shall be read consistently with any other non-compete provisions between the Corporation and Edlund. For purposes of this Agreement, the term "prospective" client, customer, vendor or account and "potential" business shall include any customer, client, vendor, account or business being actively pursued by the Corporation and/or Buscher by means of a written or oral proposal or other ongoing discussions or negotiations which have a reasonable opportunity for success. Notwithstanding the foregoing, Corporation agrees that if Corporation reconveys to U.S. Environmental, Inc. ("USE") the distribution rights to sell the Model 2000 Equipment, Edlund shall not be subject to the noncompete provisions of this
         Section 13.1 solely with respect to sales of such Model 2000 Equipment. In addition, the provisions of this Section 13.1 shall become null and void, and Edlund shall have no further obligation to Corporation under this Section 13.1 upon the occurrence of any of the following events:

                  (a) the failure of Corporation to pay when due (to the extent not subject to offset) sums owing to USE under the terms of that certain Promissory Note dated as of January 4, 1996 in the principal amount of $448,256.60 made payable by Corporation to the order of USE, as amended from time to time (the "Asset Purchase Note"), or under the terms of that certain Distribution Rights Bill of Sale Agreement dated as of January 4, 1996 by and between USE and Corporation, as amended from time to time (the "Distribution Rights Agreement") and the Distribution Note(s) issued pursuant to the Distribution Rights Agreement; or

                  (b) the Board of Directors of Corporation has determined it is in the Corporation's best interest to request an advance under the terms of that certain Revolving Credit Promissory Note dated as of January 4, 1996 in the face principal amount of $2,000,000 made payable by Corporation to the order of Buscher, or his assigns, as amended from time to time (the "Revolving Note") to fund working capital and expansion needs of Corporation prior to the Determination (as defined in the Revolving Note), and Buscher arbitrarily and unreasonably refuses to make the requested advance to Corporation, and no Event of Default (as defined in the Revolving Note) is existing at the time of the requested advance.

                  13.2 PROPRIETARY AND CONFIDENTIAL INFORMATION. Edlund acknowledges that during the course of his ownership of Shares and his employment with the Corporation, he may receive or have access to and become familiar with the proprietary and confidential information of the Corporation constituting trade secrets, which consist of technical information and expertise, client and principal lists and records and compilations of information, records and specifications, which are owned by the Corporation and which are regularly used in the business of the Corporation. Edlund covenants that he will not disclose any of the aforesaid proprietary information, directly or indirectly, or use it in any way except as required in the course of his employment with the Corporation. Edlund acknowledges, covenants and agrees that all trade secrets, files, records, documents, drawings, specifications, technical information and similar items related to the business of the Corporation, whether prepared by Edlund or otherwise coming into his possession, is and shall remain the exclusive property of the Corporation. Edlund further agrees that upon termination of his employment with the Corporation, Edlund shall leave with or return to the Corporation, all of its property, including everything that contains any confidential and proprietary information or trade secrets of the Corporation. This covenant shall be an addition to, and shall be read consistently with any other similar provision between Corporation and Edlund.

                  13.3 REMEDIES FOR BREACH. In the event of a breach of any covenant set forth in this Section 13 resulting in damages to the Corporation or the other Shareholders, the non-breaching Shareholders or the Corporation may recover from Edlund any and all damages that may be sustained. In addition, the non-breaching Shareholders or the Corporation may seek the following remedies to a breach:

                  (a) The Corporation and non-breaching Shareholders shall have the right to redeem all of Edlund's Shares at the price determined under this Agreement; provided, however, that such Purchase Price shall be reduced by fifty percent (50%); or

                  (b) The Corporation and the non-breaching Shareholders shall be entitled to an injunction to prevent Edlund from doing any act which may be a further breach of this Section 13.

                  13.4 SURVIVAL OF COVENANTS. Each covenant and agreement herein made by Edlund shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of a Shareholder, against the Corporation or any other Shareholder, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation or any other Shareholder of such covenant and agreement.

         14. SPECIFIC PERFORMANCE. The parties declare that it is impossible to measure in money the damages which will accrue by reason of failure to perform any of the obligations under this Agreement. Therefore, if the Corporation or a Shareholder shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives and agrees not to assert the defense that the plaintiff has an adequate remedy at law.

         15. OFFSET. If, at the time of a purchase of Shares, Edlund is indebted to the Corporation, or to Buscher if Buscher purchases such Shares (the Corporation or Buscher is hereinafter referred to as a "Purchasing Party"), the Purchasing Party shall have the right to offset any such indebtedness against the Purchase Price in the following manner: the indebtedness (including interest thereon) due from Edlund shall be applied first to the down payment, if any, to be paid by the Purchasing Party to Edlund, and next to each successive installment of principal and interest due under the note, until the full amount of the indebtedness (including interest thereon) owed to Purchasing Party has been paid. Any remaining indebtedness owed by Edlund to the Purchasing Party shall continue to be due and payable to the extent not offset against the Purchase Price.

         16. SECURITIES LAW COMPLIANCE. Any Transfer or other disposition of Shares shall be made in full compliance with applicable federal and state securities laws. Any offeree or transferee of Shares under this Agreement shall provide documentation satisfactory to counsel to the Corporation that such offeree or transferee is acquiring shares for his own account, for investment purposes only and not with a view to their resale or distribution.

         17. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation of this Agreement, shall be settled by an independent third party selected by the unanimous vote of the Shareholders at each annual meeting of the Shareholders. In the event the Shareholders have not previously selected or are unable to unanimously agree upon the individual to act as an arbitrator hereunder, such claim or controversy shall be settled by arbitration in Minnesota in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.


         18. MISCELLANEOUS PROVISIONS.

                  18.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement is the entire final Agreement among the parties pertaining to the subject matter of this Agreement. This Agreement shall not be amended except by a writing signed by all of the parties hereto.

                  18.2 WAIVER. No failure or delay by any party in requiring the performance of any term or provision of this Agreement shall be deemed a waiver thereof and no waiver by any party of any term or provision hereof shall be deemed or construed as a further or continuing waiver of any such term or provision or a waiver of any other term or provisions of this Agreement.

                  18.3 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

                  18.4 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota. The undersigned hereby consent to the jurisdiction of the state and federal courts located in the state of Minnesota in conjunction with any controversy related to this Agreement and waive any argument that venue in such forums is not convenient.

                  18.5 BINDING EFFECTS. This Agreement shall be binding upon and be enforceable by the Shareholders and their respective heirs, representatives and assigns.

                  18.6 NOTICES. All notices, designations, consents, offers, acceptances or other communication provided for herein shall be given in writing and delivered personally, by facsimile, by private express courier or by registered or certified mail, postage prepaid, addressed to the Shareholder, or the personal representative or legal guardian of a Shareholder, at the address shown on the records of the Corporation, or in the case of the Corporation, to the secretary at its principal office. Notice shall be deemed given for all purposes when delivered personally, when sent by facsimile, when delivered to the private express courier or when deposited in the United States mail.

                  18.7 GENDER. As used in this Agreement, the masculine gender includes the feminine and personal references include, where applicable, corporate references.

                  18.8 STOCK SPLITS, ETC. In case the Corporation divides its outstanding capital stock into a greater number of shares, pays any stock dividends on, or conversely combines its outstanding capital stock into a smaller number of shares, the number of shares of capital stock subject to this Agreement shall be proportionately increased or decreased, as the case may be, and any dollar amount per share purchase price set forth herein or computed pursuant hereto shall be adjusted appropriately.

                  18.9 DISCLAIMER. Nothing in this Agreement shall be interpreted to constitute the Shareholders as a partnership, association, joint venture or other organization or business entity, it being the express intention of the Shareholders merely to provide between themselves arrangements regarding the Shares.

                  18.10 SEVERABILITY. It is the intention of the Shareholders that each and every one of the foregoing terms, provisions and paragraphs is severable and in the event of invalidity or unenforceability of any such provision, the remainder of this Agreement shall be enforceable in accordance with its terms as if said unenforceable provision shall not be included herein.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

CORPORATION:

MERCURY WASTE SOLUTIONS, INC.,             SHAREHOLDERS:
a Minnesota corporation
                                           ___________________________________
                                           Brad J. Buscher
By___________________________________

  Its________________________________      ___________________________________
                                           Mark Edlund